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                                 UNITED STATES
                     SECURITIES  AND  EXCHANGE  COMMISSION
                            Washington, D.C.  20549



                                   FORM  8-K

                                CURRENT REPORT

                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934



        Date of Report (Date of earliest event reported): May 23, 2000


                              ZYDECO ENERGY, INC.
            (Exact name of registrant as specified in its charter)



         Delaware                      0-22076                76-0404904
 (State or other jurisdiction   (Commission File Number)   (I.R.S. Employer
     of incorporation)                                     Identification No.)



                    2170 Plaza of the Americas, North Tower
                            700 North Pearl Street
                             Dallas, Texas  75201
             (Address of principal executive offices)  (Zip Code)


      Registrants telephone number, including area code:  (214) 999-9300
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Item 5.  Other Events

     Proposed Merger and Change in Control. On May 23, 2000, Zydeco Energy, Inc. ("Zydeco"), and its wholly owned subsidiary, DVN Acquisition Corporation ("DVN Acquisition") and DataVoN Inc., a Texas corporation ("DataVoN"), entered into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which DVN Acquisition will merge with and into DataVoN, with DataVoN continuing as the surviving corporation and wholly-owned subsidiary of Zydeco. DataVoN is a privately-held wholesale provider of internet telephone services. The merger is expected to be completed on or about June 9, 2000. As a result of the merger, the stockholders of DataVoN will own approximately 80% of the voting stock of Zydeco, which will change its name to DataVoN Inc. The merger will not require the approval of stockholders of Zydeco.

     Under the Merger Agreement, the current sole member of the board of directors of Zydeco, Sam B. Myers, Jr., will resign as a director and as chief executive officer effective upon completion of the merger, and Hugh Simpson will be appointed as the new sole director and chief executive officer to fill the vacancy created by this resignation. Mr. Simpson is the President and Chief Executive Officer of DataVoN and the owner of substantially all of DataVoN's outstanding capital stock.

     Because of the change in ownership of voting stock and the composition of the board after the merger, there will be a change in control of Zydeco upon completion of the merger.

     Upon the completion of the merger, all of the outstanding shares of common stock of DataVoN will be converted into:

 .  32,623,851 shares of Zydeco common stock; and

 . 7,190 shares of Zydeco Series A Convertible Senior Preferred Stock, $.001 par value, convertible into 7,190,000 shares of Zydeco common stock (or 1,000 shares of common stock for each share of preferred stock).

     The Zydeco preferred stock, which will be issued entirely to Mr. Simpson in the merger, will vote together with the Zydeco common stock on an "as converted" basis. That is, each of the 7,190 shares of Zydeco preferred stock issued in the merger will be entitled to 1,000 votes on all matters, except as required by law, with the Zydeco common stock.

     The Zydeco preferred stock is being issued in the merger because the Certificate of Incorporation of Zydeco currently authorizes Zydeco to issue 50,000,000 shares of common stock and 1,000,000 shares of preferred stock, the latter with such powers and preferences as the board of directors of Zydeco shall determine. As of May 22, 2000, Zydeco had outstanding 10,039,096 shares of common stock and had reserved an additional 4,713,786 shares of its common stock for issuance from its authorized but unissued shares upon exercise of its outstanding options and warrants. Under the Merger Agreement, an additional 2,522,459 shares of Zydeco common stock is required to be reserved for issuance upon exercise of DataVoN stock options assumed by Zydeco in the merger. Accordingly, the Zydeco preferred stock was issued because of the limitations on the number of

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issued and reserved shares of Zydeco common stock.

     It is expected that following completion of the merger, the Certificate of Incorporation of Zydeco will be proposed to Zydeco stockholders for amendment to increase the number of shares of common stock that Zydeco is authorized to issue. If the Certificate of Incorporation is so amended, all outstanding shares of the Zydeco preferred stock issued in the merger will be automatically converted into Zydeco common stock by their terms.

     In connection with the merger negotiations, Zydeco will issue upon closing of the merger warrants to purchase 523,756 shares of Zydeco common stock at $0.08 per share to two individuals for broker services.

     For more information concerning the merger, please see the Agreement and Plan of Merger which has been filed with this current report as an exhibit.

     About DataVon. DataVon is currently building one of the nation's first "next-generation" packet switched internet protocol ("IP") networks to provide voice and data services in over 80 domestic market areas. A unique, meshed IP backbone will transport "toll quality" traffic to any of DataVoN's connected cities. DataVoN believes that this network architecture will drastically reduce the cost of originating, transporting and terminating traffic while providing network scalability for future growth.

     DataVon had revenues of $8.27 million in 1999 and $2.5 million (unaudited) for the first quarter 2000. Operating income was $806,000 in 1999 and $832,000 (unaudited) for the first quarter 2000. Earnings before taxes, interest, depreciation and amortization ("EBITDA") for those same periods were $848,000 and $839,000, respectively. Total assets were $1.67 million at December 31, 1999 and $2.3 million (unaudited) at March 31, 2000.

     Hugh Simpson, age 42, founded DataVoN in 1997 and has served as its sole officer and majority shareholder. In 1991, Mr. Simpson founded Travel Com 800 Inc., a communications company serving military personnel for their calling card and wireless needs, where he worked until 1996. Mr. Simpson's United States Marine Corp Reserve Unit was activated for duty in Operation Desert Shield and Storm in 1990. Mr. Simpson was promoted to the rank of Lieutenant Colonel before joining the inactive roles in June 1999. From 1988 to 1990, Mr. Simpson was employed by International Telecharge, Inc. as a National Product Manager. Mr. Simpson served as a board member of Total Communication, a private communications concern based in Cedar Rapids, Iowa until September 1999. Mr. Simpson received a Bachelor Degree from Sam Houston State University in 1979.

     DataVon's executive office is in Richardson, Texas, a suburb of Dallas. DataVon presently has approximately 16 employees.

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Item 7.  Financial Statements and Exhibits


     (c)   Exhibits

     10.1 Agreement and Plan of Merger among Zydeco Energy, Inc., DVN Acquisition Corporation and DataVoN Inc. dated as of May 23, 2000.

     99.1  Press Release of Zydeco Energy, Inc. dated May 23, 2000.

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                                 SIGNATURE


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                              Zydeco Energy, Inc.


                              By: /s/ Sam B. Myers, Jr.
                                  --------------------------------------
                                  Sam B. Myers, Jr.
                                  President and Chief Executive Officer


Date:  May 24, 2000

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